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                                 Exhibit 99.2

                                 Press Release

DISCREET LOGIC ANNOUNCES PRELIMINARY SECOND QUARTER FISCAL 1999 RESULTS; ANNOUNCES NEW SALES AND MARKETING EXECUTIVE

MONTREAL, Jan. 19 /PRNewswire/ -- Discreet Logic Inc. (Nasdaq: DSLGF) today announced that based on preliminary review of the Company's results for the quarter ended December 31, 1998, revenues are expected to be between $27.0 million to $29.0 million, and per share results are expected to be in the range of a loss of $0.01 to earnings of $0.01. Discreet expects to report actual results for the second quarter on January 28th, 1999. In a related announcement, Discreet and Autodesk jointly announced an amendment to their acquisition agreement, revising the exchange ratio from 0.48 to 0.33 and additionally announced that they anticipate reducing the in-process research and development charges related to certain acquisitions based upon recent guidance from the Securities and Exchange Commission. This adjustment would affect the Company's previously reported financial results for fiscal 1997 and 1998, and the six month ended December 31, 1998.

Richard Szalwinski, President and Chief Executive Officer at Discreet, commented: "We are disappointed with our anticipated financial results for the second fiscal quarter. We believe the principal factors impacting the second quarter performance were: continued effects from the lack of a sales and marketing senior executive during the quarter combined with several field vacancies; continued slower than expected sales in Europe and slower than expected sales in Asia due in part to the Company's sales personnel issues noted above in these geographic areas as well as market conditions in these regions which have affected customer capital expenditures; and a greater number of turnkey systems sales through the indirect channel which caused a negative effect on margins".

Szalwinski continued, "As our international revenues are typically higher in gross margins than North American revenues, the shortfall in European and Asian revenues also had a negative impact on margins. In addition, we continue to concentrate heavily on building our advanced systems indirect channel and as a result, passed a number of turnkey systems through our newer dealers. Although we experienced a doubling of unit sales through the indirect channel from the first fiscal quarter to the second, it had a negative impact on gross margins."

Discreet also announced that Mirko Wicha is joining Discreet's executive team as Senior Vice President, Sales and Marketing. Wicha brings considerable industry experience to Discreet from his tenure at Alias/Wavefront, the 2D and 3D graphics software subsidiary of Silicon Graphics Inc. Wicha was most recently General Manager of Worldwide Field Operations at Alias/Wavefront, responsible for worldwide sales and customer services. His broad experience includes the successful integration of the sales and services organizations during the Silicon Graphics, Alias Research, Wavefront Technologies merger.
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Szalwinski concluded: "I am also very pleased to have Mirko on-board, a proven manager with a track record of delivering revenue growth. The Company has been suffering from the vacancy in this position as well as with other regional vacancies that we continue to have in the sales field. Mirko's goal will be to fill these positions rapidly and provide much needed leadership and focus to the field organization. I remain confident that we are taking the right steps to return to revenue and profitability growth." About Discreet Logic

Discreet Logic, named Canada's third fastest growing company by PROFIT Magazine, develops advanced systems and new media software used in the creation of digital moving pictures. Discreet's visual effects, editing and production products are used to develop imagery for video, broadcast, HDTV, the web, new media and feature films, including the 1998 Visual Effects Academy Award winners "Titanic" and "Independence Day."

The matters discussed in this news release include forward-looking statements that involve risks and uncertainties. Actual results may vary significantly based on a number of factors, including the accuracy of management's estimates of revenues and earnings per share for the quarter ended December 31, 1998, the ultimate outcome of the in-process research and development reduction based upon Securities and Exchange Commission guidance, the resolution of all comments made by the Securities and Exchange Commission related to the Company's proxy materials, obtaining approval of the proposed transaction by the shareholders of both Autodesk and Discreet, the potential impact on Discreet's business outlook and its future operating results of the factors identified as having affected anticipated operating results for the quarter ended December 31, 1998, timely development and acceptance of new products, the impact of competitive products and pricing, the timely development and release of products by strategic suppliers, the timely completion of the previously announced merger with Autodesk, and other factors described under "Certain Factors That May Affect Future Results" in the company's Annual Report on Form 10-K for 1998, filed with the SEC.

/CONTACT: Media - Emma Shield, 514-954-7151, or Investors - Tim Getz, 514-393-1616, both of Discreet Logic Inc./